Exhibit 10.1

MASTER EQUIPMENT FINANCING AGREEMENT

THIS MASTER EQUIPMENT FINANCING AGREEMENT (this “Agreement”) is made as of June 27, 2025 (“Effective Date”), between the lenders from time-to-time party to this Agreement (the “Lenders”), TRINITY CAPITAL INC., a Maryland corporation (“Trinity”) in its capacity as administrative agent and collateral agent for the Lenders (the “Agent”), AST & SCIENCE, LLC, a Delaware limited liability company, (“AST LLC”), AST & SCIENCE TEXAS LLC, a Texas limited liability company (“AST Texas”), AST SPACEMOBILE MANUFACTURING, LLC; a Texas limited liability company (“AST Manufacturing”), each a subsidiary of AST SPACEMOBILE, INC., a Delaware corporation (“Parent”). AST LLC, AST Texas and AST Manufacturing are collectively referred to herein as the “Company”. Company desires to finance certain equipment and other property (the “Equipment”). This Agreement provides the terms under which the Equipment is to be financed.

Agent, Lenders and Company agree as follows:

1.	CONDITIONAL COMMITMENT TERMS

(a)	Subject to the following conditions, the Lenders shall provide equipment financing in the aggregate of up to $100,000,000 (the “Conditional Commitment”) or such other greater amount as Lenders agree from time to time, with advances (“Draws”) to be made as follows: (i) $21,500,000 as the first Draw under this Agreement no later than June 27, 2025; (ii) $3,500,000 as the second Draw under this Agreement when requested during the first week of July, 2025; and (iii) up to $75,000,000 on or before June 30, 2027 (the applicable date of June 30, 2027 is referred to as the “Termination Date”); and further provided with respect to all Draws that Agent has received and reviewed the most recent Parent’s Financial Statement, all subject to the terms and conditions set forth herein.

(b)	All Draws requested by Company (other than those under 1(a) and (b) above) must be requested by 11:00 am Arizona time, not less than five (5) business days prior to the requested funding date of such requested Draw. All requests or confirmation of requests for a Draw are to be in writing and may be sent by telecopy or facsimile transmission or by email; provided, that Agent shall have the right to require that the receipt of such request not be effective unless confirmed via telephone with Agent; provided, further that such telephone confirmation shall not delay the funding of the requested Draw if such Draw was requested by Company in a timely manner pursuant to this Section 1(b). As express conditions precedent to Lenders making each Draw to Company, Company shall comply with all terms and conditions of Section 6 of this Agreement.

(c)	Company may not request Draws (i) after the Termination Date, (ii) in excess of the aggregate amount of the Conditional Commitment nor (iii) at any time that an Event of Default is continuing. Each Draw (other than any final draw for the remainder of the Conditional Commitment) shall be at least $500,000.

(d)	All requests for Draws after initial Draw must be made within one hundred five (105) days of the date on which the Equipment on such Schedule is delivered to Company.

(e)	Company shall pay Agent, for the benefit of the Lenders in accordance with their Proportionate Share of the Conditional Commitment, a non-refundable commitment fee equivalent to 0.75% of the Conditional Commitment ($750,000.00) on the Effective Date.

(f)	Company shall pay Agent, for the benefit of the Lenders in accordance with their Proportionate Share of the Conditional Commitment, a non-utilization fee (the “Non-Utilization Fee”) in an amount equal to 2.5% of the difference between the Conditional Commitment amount, up to $50,000,000, and the aggregate principal amount of all Draws funded through the Termination Date, which payment shall be due on or before the Termination Date. For purposes of clarification, if Agent elects to reduce or terminate the Conditional Commitment amount (after the occurrence or during the continuation of an Event of Default), Agent shall notify Company in writing, and the non-utilization fee shall only be payable on 3% of the difference between the actual portion of the Conditional Commitment made available to Company and the aggregate principal amount of all Draws approved by Agent prior to such date.

(g)	On the Effective Date, Company shall pay all legal expenses of Lenders incurred as of the Effective Date.

2.	FINANCING. Company and Agent may enter into one or more equipment financing schedules (individually, a “Schedule” and, collectively, the “Schedules”) from time to time, evidencing the Draw and listing the Equipment to be financed. This Agreement, the Schedules, and any other agreements executed in connection herewith are, collectively, the “Equipment Financing Documents”. Each Schedule will constitute a separate financing instrument, and will be effective for the term specified in that Schedule. The monthly payment factors under a Schedule will be fixed for the term of such Schedule which will be determined by Agent based on the Prime Rate reported in The Wall Street Journal on the first day of the month in which a Schedule is executed, which as of the Effective Date of this Agreement is at 7.50%. The monthly payment factors will be adjusted for each subsequent Schedule, using the then existing Prime Rate; however, in no event will a downward adjustment occur that is below the monthly payment factor set forth in the first Schedule.

3.	PAYMENTS. Company shall pay Agent (a) the payments (“Basic Payments”) specified in each Schedule, and (b) all of the other amounts payable in accordance with this Agreement, such Schedule and/or any of the other Equipment Financing Documents (“Other Payments”, and together with the Basic Payments, collectively, the “Payments”). Upon Company’s execution thereof, the related Schedule shall constitute a non-cancelable equipment financing. Company’s obligation to make the Payments and perform its obligations under such Schedule and all other Equipment Financing Documents shall be absolute and unconditional and shall not be affected by any circumstances whatsoever, including any right of setoff, counterclaim, recoupment, deduction, defense or other right that Company may have against Agent, the manufacturer or vendor of the Equipment (the “Suppliers”), or anyone else (each, an “Abatement”). All Payments shall be paid in accordance with Agent’s or Assignee’s written direction. Time is of the essence. If any Payment is not paid within five (5) business days of the due date, Company shall pay a late charge (accruing at the “Late Charge Rate” specified in the related Schedule) with respect to the amount in arrears for the period such amount remains unpaid (the “Late Charge”). The assessment of a Late Charge shall be in addition to, and not in lieu of, Agent’s imposition of a default rate (accruing at the “Default Rate” specified in the related Schedule) with respect to any unpaid accelerated balance due hereunder. Any obligation to make Payments shall be at an interest rate that is equal to the lesser of the maximum lawful rate permitted by applicable law or the effective interest rate used by Agent in calculating such amounts in accordance with the Equipment Financing Documents.

4.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF COMPANY. Company represents, warrants and agrees that, as of the Effective Date of this Agreement and of the date of each Schedule: (a) Company has the form of business organization indicated, and is and will remain duly organized and existing in good standing under the laws of the state specified, under Company’s signature and is duly qualified to do business wherever necessary to perform its obligations under the Equipment Financing Documents, including each jurisdiction in which the Equipment is or will be located, where the failure to be qualified would reasonably be expected to result in a Material Adverse Effect. Company’s legal name is as shown in the preamble of this Agreement, and Company’s Federal Employer Identification Number and organizational number are as set forth under Company’s signature. Within the previous five (5) years, Company has not changed its name, done business under any other name, or merged or been the surviving entity of any merger, except as disclosed to Agent in writing in the Perfection Certificate. (b) The Equipment Financing Documents have been duly authorized, do not require the approval of, or giving notice to, any governmental authority, do not contravene or constitute a default under any applicable law, Company’s organizational documents, or any material agreement to which Company is a party or by which it may be bound. (c) There are no pending actions or proceedings to which Company is a party, and there are no other pending or threatened actions or proceedings of which Company has knowledge, before any court, arbitrator or administrative agency, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. (d) Company is not in default under any agreement, which default can reasonably be expected to have a Material Adverse Effect. As used herein, “Material Adverse Effect” shall mean (i) a material adverse effect on the business, financial condition, operations or properties of the Parent and its subsidiaries taken as a whole, or (ii) a material impairment of the ability of Company to perform its obligations under or remain in compliance with such Schedule or any Equipment Financing Documents. (e) Except for any Equipment with a value less than $50,000 at any location, the Equipment covered by such Schedule is located solely in (or in transit between) the jurisdiction(s) specified in such Schedule and/or another jurisdiction with respect to which, if such location is leased by Company, a reasonably satisfactory landlord waiver (in substantially the same form as that delivered at closing or another form reasonably acceptable to the Agent) has been delivered to the Lender. (f) All Equipment consists (and shall continue to consist) solely of personal property and not fixtures, and is removable from, and is not essential to, the premises at which it is located. (g) The consolidated financial statements of Parent (copies of which have been furnished to Agent) have been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”) (subject to the absence of footnotes and subject to year end adjustments with respect to unaudited financial statements), and fairly present in all material respects Parent’s consolidated financial condition and the results of its operations as of the date of and for the period covered by such statements, and since the date of such statements there has been no material adverse change in the financial condition or operations of Parent and its subsidiaries taken as a whole, it being recognized that the preparation of financial statements and related disclosures in conformity with GAAP, and the preparation of any budgets and projections and similar information, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, income and expenses during the periods reported, and other matters, and that actual results could materially differ from those estimate. (h) With respect to any Collateral, Company has good title to, rights in, and/or power to transfer all of the same. (i) No Supplier is an affiliate of Company. (j) The Supply Contract (as such term is hereinafter defined) represents an arms’ length transaction and the purchase price for the Equipment specified therein is the amount obtainable in an arms’ length transaction between a willing and informed buyer and a willing and informed seller under no compulsion to sell. This Agreement is an equipment financing. In case it is recharacterized as a lease, however, Company waives any rights it could have under UCC Sections 2A-508 through 2A-522, including, but not limited to, Company’s right to (1) cancel or repudiate any Schedule; (2) reject or revoke acceptance of the Equipment; (3) deduct from Payments any part of any claimed damages resulting from Agent’s default under the Schedule; or (4) recover from Agent any general, special, incidental, or consequential damages. Unless prohibited by applicable law, Company waives any right to require Agent to elect remedies under the UCC.

5.	FINANCIAL REPORTING AND COVENANTS. Company shall do the following:

(a)	Company will furnish Agent with (1) a copy of Parent’s annual, audited financial statements consisting of a consolidated balance sheet, income statement and cash flow statement prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year and presenting fairly in all material respects Company’s financial condition as at the end of that fiscal year and the results of its operations for the twelve (12) month period then ended and certified by Company’s chief financial officer as presenting fairly in all material respects Company’s financial condition as at the end of that fiscal year and the results of its operations for the twelve (12) month period then ended, together with an opinion on the financial statements from an independent certified public accounting firm selected by Parent, within one hundred twenty (120) days of the close of each fiscal year of Parent (provided that a customary “going concern” qualification resulting solely from an upcoming maturity date of any indebtedness occurring within one year from the time such opinion is delivered shall not be deemed a qualified opinion); (2) an annual budget of Parent and Company at least once per year; (3) a copy of Parent’s unaudited financial statements pertaining to the results of operations for the fiscal quarter then ended, consisting of a consolidated balance sheet, income statement and cash flow statement, prepared in accordance with generally accepted accounting principles applied on a consistent basis, except that such financial statements need not contain footnotes and are subject to the absence of footnotes, within forty five (45) days of the close of each fiscal quarter of Parent; (4) to the same extent provided to any other lenders, provide reporting on available cash; (5) Company will participate with Agent on a call with management to discuss budget of Parent and Company at a time to be requested by Agent within 15 business days of year end (6) all of Company’s Forms 10-K and 10-Q, if any, filed with the Securities and Exchange Commission (“SEC”) as and when filed (by furnishing these SEC forms, which forms and financial statements described above may be furnished electronically and if so furnished, shall be deemed to have been furnished on the date on which Company posts such forms with the SEC, or posts such forms or provides a link thereto, on Company’s website on the internet at Company’s website address); and (7) a complete and accurate listing of all Equipment which includes its then current location within thirty (30) days of request by Agent.

(b)	Company shall use commercially reasonable efforts to obtain and deliver to Agent all waivers and other documents, instruments and agreements relating to the Equipment that Agent reasonably requests from time to time. Company irrevocably authorizes Agent to file UCC financing statements (“UCCs”) with respect to the Equipment or any Collateral.

(c)	Company shall provide written notice to Agent within thirty (30) days (or such shorter period agreed by Agent) prior to any change in Company’s name or jurisdiction of organization or form of organization.

(d)	Company shall promptly notify Agent of the occurrence of: (i) an Event of Default and of any alleged violation of applicable law relating to the Equipment or this Agreement, and (ii) the receipt by Company of any judgment against the Company in an amount more than $5,000,000.00 (not covered by insurance) that is not bonded, stayed or discharged within 30 days.

(e)	On or before June 30, 2026 (or such later date agreed by Agent), Company shall provide Agent documentary evidence acceptable to Agent, in its reasonable discretion, that the coverglass interconnected cells (CICs) production Equipment currently located in Japan, and such Equipment that has yet to be delivered to the Company in Japan, and for which in each case the Company has delivered to Agent a list identifying such Equipment, has been relocated to the Company’s location at Midland International Air & Space Port, 2901 Enterprise Lane, Midland, Texas 79706, or another location owned by Company and/or any leased or subleased location with respect to which Company has delivered a landlord waiver reasonably acceptable to the Agent (in substantially the same form as that delivered at closing or another form reasonably acceptable to the Agent), unless Agent has accepted replacement Equipment as Collateral in Agent’s sole discretion.

6.	CONDITIONS PRECEDENT. Each Lender’s agreement to finance any Equipment is subject to the following:

(a)	Agent has received the following, in form and substance reasonably satisfactory to Agent, unless waived by Agent:

(1) evidence of compliance with the insurance provisions of Section 12; (2) lien searches; (3) UCCs covering the Equipment to be financed, and collateral access agreements with respect to the Company’s locations at Midland International Air & Space Port, 2901 Enterprise Lane, Midland, Texas 79706, and landlord lien waivers for any other leased location where the Equipment is located; (4) a certificate of an appropriate Officer of Company certifying: (A) resolutions duly authorizing the transactions contemplated in the Equipment Financing Documents, and (B) the incumbency and signature of the officers of Company authorized to execute such documents; (5) [Reserved]; (6) duly executed copies of the applicable Schedule, and counterpart originals of all other Equipment Financing Documents; (7) all purchase documents pertaining to the Equipment (collectively, the “Supply Contract”); and (8) (except with respect to Schedules 1 and 2, which shall be considered in the aggregate) documentary evidence satisfactory to Agent in its reasonable discretion that the Equipment listed on such Schedule has a loan to cost ratio of at least 80%; (9) the satisfaction, in Agent’s sole discretion, of Agent’s contingency funding assessment, including, without limitation, review of the financial statements of Parent as of a date no more than ninety (90) days prior to the funding of any Draw; (10) Lenders have received such other agreements and assurances as Lenders reasonably may require; (11) the Agent is satisfied in its sole discretion with its due diligence investigation with respect to such Draw; and

(2) with respect to the first Draw,

(1) good standing certificates from the jurisdiction of Company’s organization and the location of the Equipment, and evidence of Company’s organizational number;

(2) Agent shall have received documentary evidence satisfactory to Agent in its sole discretion that Lonestar State Bank of West Texas (“Lonestar Bank”) shall have (i) permitted the indebtedness evidenced by this Agreement and shall have carved out the Collateral under its Loan Agreement (or related Security Documents (as defined therein), as applicable) with Company, such that Lonestar Bank has no Lien on the Collateral under this Agreement; (ii) permitted the indebtedness evidenced by the Draws and shall have executed a letter disclaiming any interest in the Collateral; or (iii) been fully repaid and have terminated its lien and security interest in any equipment of the Company;

(3) with respect to the first Draw, Agent shall have received an appraisal satisfactory to Agent in its sole discretion that the existing Equipment has a 24-month orderly liquidation value as of the Effective Date of at least $13,100,000; and

(4) an opinion of counsel for Company in substantially the form provided to the Lender on or prior to the Effective Date.

(b)	All representations and warranties made by Company in the Equipment Financing Documents shall be true and correct in all material respects on the effective date of the related Schedule. For the purposes of the foregoing determination of whether any breach of any representation or warranty contained in this Agreement has occurred, the determination shall, in each case, be made without references to the terms “material,” “materiality,” “Material Adverse Effect” or other similar qualifications as to materiality contained in any such representation or warranty.

(c)	There shall be no Event of Default.

(d)	The Equipment shall have been delivered to and accepted by Company, as evidenced by the Schedule, and shall be in the condition and repair required hereby; and on the effective date of such Schedule the Equipment described therein, shall be free and clear of any claims, liens, attachments, rights of others and legal processes (“Liens”), other than Permitted Liens. A “Permitted Lien” shall mean any Lien for Impositions, Liens disclosed to Agent in writing on the Perfection Certificate or before the Effective Date, Liens of mechanics, materialmen, or suppliers and similar Liens arising by operation of law, provided that any such Lien is incurred by Company in the ordinary course of business, for sums that are not yet more than 60 days delinquent or are being contested in good faith and with due diligence, by negotiations or by appropriate proceedings which suspend the collection thereof or do not involve any substantial danger of the sale, forfeiture or loss of the Equipment or any interest therein, liens in favor of Midland Development Corp. that are junior in lien priority to those in favor of Agent and subject to a subordination agreement reasonably acceptable to Agent, and liens securing the payment of judgments that do not constitute an Event of Default. Upon request of the Agent, Company shall provide to Agent reasonably adequate assurances or security with respect to any such Liens. No Lien herein shall relieve Company of its obligations, and Company shall remain primarily liable under each Schedule and all of the Equipment Financing Documents.

7.	ACCEPTANCE OF EQUIPMENT. Agent authorizes Company to receive delivery of Equipment under each Schedule. Upon delivery, Company shall inspect and, if conforming to the Supply Contract, accept the Equipment and execute and deliver to Agent a Schedule describing such Equipment, which Schedule shall evidence Company’s unconditional and irrevocable acceptance of such Equipment. If Company fails to accept delivery of any Equipment or accepts such Equipment but fails to satisfy any conditions set forth in Section 6, Lenders shall have no obligation to finance such Equipment. In that case, at Agent’s election, Company shall (a) assume all obligations as purchaser of the Equipment, with the effect of causing Agent and Lenders to be released from any liability relating thereto, (b) immediately reimburse Agent for all payments and charges made or incurred by Agent with respect to the Equipment (including any of such amounts paid by Agent to any Supplier under the Supply Contract or as a reimbursement to Company), together with interest at the Late Charge Rate accruing from the date or dates such amounts were paid by Agent, and (c) take all other actions necessary to accomplish such assumption.

8.	USE AND MAINTENANCE.

(a)	Company shall (1) use the Equipment (other than the coverglass interconnected cells (CICs) production Equipment currently located in Japan until moved to the United States in accordance with this Agreement) solely in the continental United States for the purpose for which the Equipment was designed, (2) operate, maintain, service and repair the Equipment, and maintain all records and other materials relating thereto, (A) in accordance and consistent, in all material respects, with (i) the Supplier’s recommendations and all maintenance and operating manuals or service agreements; (ii) the requirements of all insurance policies, (iii) the Supply Contract, (iv) all applicable laws, and (v) according to standards no less than standard for other comparable equipment owned by the Company; and (B) without limiting the foregoing, use commercially reasonable efforts to cause the Equipment to be in good repair and operating condition and in at least the same condition as when delivered to Company hereunder, except for ordinary wear and tear; (3) provide written notice to Agent within thirty (30) days after any change of the location of any Equipment (with a value in excess of $50,000.00) specified in the Schedule unless (i) such location is owned by Company or (ii) the Company has delivered a landlord waiver with respect to such location reasonably acceptable to the Agent (in substantially the same form as that delivered at closing or another form reasonably acceptable to the Agent); and (4) not attach or incorporate the Equipment to or in any other property in such a manner that the Equipment may be deemed to have become an accession to or a part of such other property (5) not allow any Hazardous Material to be used, generated, released, stored, disposed of or transported in, on or around the Equipment except in accordance in all material respects with applicable law.

(b)	Within a reasonable time, Company will use commercially reasonable efforts to replace any parts of the Equipment that become worn out, lost, destroyed, or damaged by new or reconditioned replacement parts that are free and clear of all Liens, other than the Permitted Liens, and have a value, utility and remaining useful life at least equal to the parts replaced. Company shall not remove any parts attached to the Equipment that are necessary to the operation of the Equipment or cannot be detached from the Equipment without materially and adversely affecting the value or utility of the Equipment. Except as permitted in this Section, Company shall not make any material alterations to the Equipment.

(c)	Company shall upon Agent’s request with reasonable advance notice at Company’s expense allow Agent to inspect the Equipment and records relating thereto during normal business hours, provided that the Company shall not be required to bear the cost of inspection for more than one time per calendar year unless an Event of Default has occurred and is continuing and no notice shall be required if Event of Default has occurred and is continuing.

9.	DISCLAIMER; QUIET ENJOYMENT. AS BETWEEN COMPANY, AGENT AND LENDERS, COMPANY ACCEPTS THE EQUIPMENT “AS IS, WHERE IS”. EACH LENDER AND AGENT IS NOT A SUPPLIER, AND AGENT SHALL NOT BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE EQUIPMENT, INCLUDING ITS CONDITION, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, ABSENCE OF ANY PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT OR LATENT DEFECT (WHETHER OR NOT DISCOVERABLE BY COMPANY), COMPLIANCE WITH ANY LAW, CONFORMITY OF SUCH ITEM TO ANY PURCHASE DOCUMENT OR TO THE DESCRIPTION SET FORTH IN A SCHEDULE, OR ANY INTERFERENCE OR INFRINGEMENT), OR ARISING FROM ANY COURSE OF DEALING OR USAGE OF TRADE, NOR SHALL AGENT OR ANY LENDER BE LIABLE, FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OR FOR STRICT OR ABSOLUTE LIABILITY IN TORT; AND COMPANY WAIVES ANY CLAIMS ARISING OUT OF ANY OF THE FOREGOING. Company has selected the Equipment and represents to Agent that all of the Equipment is suitable for Company’s purposes. If Company has any claims regarding the Equipment or any other matter arising from Company’s relationship with any Supplier, Company may only bring such claims against such Supplier, and Company agrees that these may not be brought against Agent. Without limiting the foregoing, Agent will not be responsible to Company or any other person with respect to, and Company agrees to bear sole responsibility for, any risk or other matter that is the subject of Agent’s disclaimer. This provision survives termination and/or expiration of this Agreement or a Schedule.

10.	FEES AND TAXES. Company shall: (a) (1) file all documentation with respect to any taxes due or to become due with respect to the Equipment, and (2) pay on or before the date when due all such taxes; (b) (1) without duplication of (a)(2) pay when due as requested by Agent, and (2) defend and indemnify Agent on a net after-tax basis against liability for all fees, taxes and/or other charges imposed from time to time on or relating to the Equipment or the purchase, use, possession and disposition thereof; and (c) indemnify Agent and each Lender against any penalties, charges, interest or costs imposed with respect to any items referred to in clauses (a) and (b) above (the items referred to as clauses (a), (b), and (c) above being referred to herein as “Impositions”). Company shall immediately reimburse Agent for any Impositions that Agent pays.

11.	TITLE; SECURITY INTEREST.

(a)	This Agreement is an equipment financing agreement. If it is ever characterized as a lease, contrary to the intentions of Company and Agent, it shall constitute a “finance lease” as that term is defined in Article 2A of the Uniform Commercial Code and, except as permitted herein, or in a related Schedule, Agent shall not acquire any right, title or interest in or to such Equipment.

(b)	In order to secure the prompt payment of the Payments and all of the other amounts from time to time outstanding under this Agreement and any Schedule, and Company’s performance of its obligations under the Equipment Financing Documents, the Company grants Agent a first priority security interest in the following property, now existing or hereafter created, free and clear of all encumbrances, other than Permitted Liens (the “Collateral”): (1) the Equipment and other property described in each Schedule (including all inventory or other property comprising the Equipment), together with all related embedded software or other software related to the Equipment, in each case, to the extent satisfying the definition of “goods” in the UCC at the time of the purchase of such Equipment by the Company from the Supplier, and fixtures to the extent such Equipment becomes a fixture under the UCC, all additions, attachments, accessories and accessions thereto whether or not furnished by a Supplier; and (2) all general intangibles relating to the Equipment consisting of drawings, schematics, user manuals and the like, and all substitutions, replacements or exchanges for any of the foregoing; and (3) all insurance and/or other proceeds of the foregoing. This security interest shall survive the termination, cancellation or expiration of each Schedule until all of the Company’s obligations under this Agreement and all Schedules have been satisfied.

(c)	Company shall not permit a lien to exist on, or dispose of any interest in, the Collateral other than Permitted Liens, and, to the extent constituting Liens, dispositions of obsolete or worn out Equipment in the ordinary course of business of the Company, or dispositions, losses and damages described below.

Company waives any and all written notices for demand, presentment, notice of intent to accelerate and acceleration otherwise applicable under any article of the UCC or other statutory provision, to the extent permitted by applicable law.

12.	INSURANCE. Company shall maintain all-risk insurance coverage with respect to the Equipment insuring against, among other things: (a) any casualty to the Equipment (or any portion thereof), including loss or damage due to fire and the risks normally included in extended coverage, malicious mischief and vandalism, for not less than the full replacement value of the Equipment; and (b) any commercial liability arising in connection with the Equipment, including both bodily injury and property damage with a combined single limit per occurrence of not less than One Million Dollars ($1,000,000); having a deductible of no more than $25,000 per occurrence or other deductible reasonably satisfactory to Agent. The required insurance policies (including endorsements) shall (i) be in form and amount reasonably satisfactory to Agent, and written by insurers of recognized reputation and responsibility reasonably satisfactory to Agent (it being agreed that an AM Best rated carrier of “A:V” or higher; or a S&P rated carrier of “A” or higher is a reasonably acceptable insurers), (ii) be endorsed to name Agent as an additional insured (but without responsibility for premiums), (iii) provide that any amount payable under the required casualty coverage with respect to the Equipment shall be paid directly to Agent as sole loss payee (unless Agent otherwise directs payment), and (iv) provide for at least twenty (20) days’ written notice (or 10 days’ written notice for cancellation due to non-payment) by such insurer of cancellation, material change, or non-renewal, and (v) provide that in respect of the interests of Agent in such policies, the insurance shall not be invalidated by any action or inaction of Company or any other person operating or in possession of the Equipment regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Company or any other person operating or in possession of the Equipment. Company shall obtain and maintain such other coverages (including pollution coverage), or cause adjustments to be made to the scope, amount or other aspects of the existing coverages, promptly upon Agent’s reasonably request.

13.	LOSS AND DAMAGE. (a) Company shall bear the risk of loss, theft, confiscation, taking, unavailability, damage or partial destruction of the Equipment and shall not be released from its obligations under any Schedule or other Equipment Financing Document in any such event. (b) Company shall provide prompt written notice to Agent of any Total Loss or any material damage to the Equipment. In addition, Company shall promptly provide Agent with a copy of any damage reports provided to any governmental authority, the insurer or Supplier, and any documents pertaining to the repair of such damage, including copies of work orders, and all invoices for related charges. (c) Without limiting any other provision hereof, Company shall, unless agreed by Agent, repair all material damage to any item of Equipment from any and all causes, other than a Total Loss, so as to cause it to be in the condition and repair required by this Agreement. (d) “Total Loss” shall be deemed to have occurred to an item of Equipment upon the actual or constructive total loss of any item of the Equipment, the loss, disappearance, theft or destruction of any item of the Equipment, or damage to any item of the Equipment that is uneconomical to repair or renders it unfit for normal use, or the condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of any item of the Equipment or the imposition of any Lien thereon by any governmental authority. On the next payment date occurring at least 90 days following a Total Loss (a “Loss Payment Date”), Company shall pay to Agent the Basic Payments due on that date plus the Stipulated Loss Value of the item or items of the Equipment with respect to which the Total Loss has occurred (the “Lost Equipment”). Upon making such payment, Company’s obligation to pay future Payments shall terminate solely with respect to the items of Lost Equipment so paid for, but Company shall remain liable for, and pay as and when due, all Payments relating to Equipment other than Lost Equipment. As used in this Agreement, “Stipulated Loss Value” shall mean, with respect to any Lost Equipment on a Schedule, as of the Loss Payment Date, the product of the following: (i) the sum of any accrued and unpaid Payments, plus the total Basic Payments for the then remaining term of such Schedule, plus the Other Payments (other than Basic Payments) to become due during the balance of the term of the applicable Schedule, including amounts such as future taxes, and (ii) the percentage of the Total Cost of the Lost Equipment divided by the Total Cost applicable to the Schedule, and (iii) 95%. (e) Agent shall be under no duty to Company to pursue any claim against any person in connection with a Total Loss or other loss or damage. (f) If Agent receives a payment under an insurance policy required under this Agreement in connection with any Total Loss or other loss of or damage to an item of Equipment, and such payment is both unconditional and indefeasible, then provided Company shall have complied with the applicable provisions of this Section, Agent shall either (1) if received pursuant to a Total Loss, remit such proceeds to Company or, if such proceeds are received in connection with a loss, disappearance, theft or destruction that does not constitute a Total Loss, credit such proceeds against any amounts owed by Company pursuant to Section 12(d), or (2) if received with respect to repairs to be made pursuant to Section 13(c), remit such proceeds to Company.

14.	INDEMNITY. Company shall indemnify, defend and hold harmless Agent, each Lender, and any Assignee, and each of their respective directors, officers, contractors, agents and employees, attorneys or any other person that is Affiliate of Agent or any Lender (each, an “Indemnitee”), from and against any and all costs, damages, losses and other amounts (“Claims”) (other than caused by the gross negligence or willful misconduct of such Indemnitee) arising out of this Agreement, any Schedule, any Equipment, and the transactions contemplated thereby.

15.	DEFAULT. A default shall be deemed to have occurred hereunder and under a Schedule upon the occurrence of any of the following (each, an “Event of Default”):

(a)	(i) non-payment of any Basic Payments on the date due, and (ii) non-payment of any Other Payments on the date due, and exclusive of any End of Term Payment or Non-Utilization Fee, after notice of non-payment has been given to the Company and 5 business days has lapsed without cure;
(b)	failure to perform any obligation under this Agreement or any Schedule which failure continues for 10 business days after written notice thereof has been given by Trinity to Company;
(c)	Company fails to perform any obligation in any other Equipment Financing Document between Agent, or Trinity as Lender, and Company which failure continues for 10 business days after notice thereof has been given by Trinity to Company;
(d)	Company fails to perform any obligation under any material loan, lease, guaranty or other financial obligation owing to any third party resulting in the acceleration of the obligations thereof in excess of one million dollars ($1,000,000) prior to the maturity thereof;
(e)	A material inaccuracy in any representation or warranty by Company (including any materially false or misleading representation or warranty), when made or deemed made, in any financial statement delivered to Agent hereunder or in any Equipment Financing Document. For the purposes of the foregoing determination of whether any breach of any representation or warranty contained in this Agreement has occurred, the determination shall, in each case, be made without references to the terms “material,” “materiality,” “Material Adverse Effect” or other similar qualifications as to materiality contained in any such representation or warranty;
(f)	Company makes an assignment for the benefit of its creditors, files any petition or takes any action under any bankruptcy, reorganization or insolvency laws or the commencement of any bankruptcy, insolvency, receivership or similar proceeding by or against Company or any of its properties or business (unless, if involuntary, the proceeding is dismissed within forty-five (45) days of the filing thereof);
(g)	Company becomes insolvent or liquidates or ceases as a going-concern to conduct business (except if it liquidates or dissolves into Parent or a subsidiary of Parent);or

(h)	(a) Company merges with or consolidates with another person (other than a Company or Parent or a subsidiary of Parent), (b) Parent leases or sells substantially all of its and its subsidiaries’ assets or property substantially as an entirety to any other person (other than to a Company or Parent or a subsidiary of Parent), (c) any person, entity or group (other than existing stockholders on the date hereof and other than the Parent and is Subsidiaries) has become and files a Schedule TO (or any successor schedule, form or report) or any schedule, form or report under the Exchange Act that discloses that such “person” or “group” has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of the Common Stock representing more than 50% of the outstanding shares of the Common Stock, unless such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act regardless of whether such a filing has actually been made; provided that no “person” or “group” shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” until such tendered securities are accepted for purchase or exchange under such offer), unless in any case of (a) through (c), all outstanding obligations under this Agreement or any Schedule hereto are contemplated to be paid in full as part of such transaction and are paid in full on the closing of such transaction, or (d) the Company fails to be owned directly or indirectly by Parent (any of the transactions in (a)-(d) above are referred to herein as a “Change of Control”), and the Change in Control has not been consented to in writing by Agent in its sole discretion; or.
(i)	the occurrence of any circumstance that would reasonably be expected to have a Material Adverse Effect.

16.	REMEDIES.

(a)	If an Event of Default occurs, Agent may (in its sole discretion) exercise any one or more of the following remedies with respect to any Schedules: (1) exercise all of the rights of a secured party in respect of the Equipment and Collateral; (2) declare each such Schedule in default, and cancel the remainder of the Conditional Commitment in its entirety, and upon request of Agent, Company shall immediately assemble, make available and, if Agent requests, return the Equipment to Agent in the manner and condition reasonably required by Agent (3) enter any premises where any item of Equipment is located and take immediate possession of and remove (or disable in place) such item (and/or any unattached parts) by self-help, summary proceedings or otherwise without liability; (4) subject to the rights of third parties in any signed landlord or bailee waivers, use Company’s premises for a reasonable period of time for storage without liability; (5) dispose of any Equipment, and apply or retain the net proceeds of such disposition to the obligations under the Equipment Financing Documents, with Company remaining liable for any deficiency; (6) enforce any or all of the preceding remedies with respect to any related Collateral, and apply any proceeds of any such Collateral, at any time to reduce any amounts due to Agent; (7) demand, accelerate and recover from Company all Payments owed hereunder and all other damages whenever the same shall be due.

(b)	[RESERVED]

(c)	Upon the occurrence and during the continuation of an Event of Default, Company shall also be liable for all of the following (“Enforcement Costs”): (1) all unpaid Payments due before, during or after exercise of any of the foregoing remedies, and (2) all reasonable legal fees (including consultation, drafting notices or other documents, expert witness fees, sending notices or instituting, prosecuting or defending litigation or arbitration) and other enforcement costs and expenses incurred by reason of any Event of Default or the exercise of Agent’s rights or remedies, including disposition of the Equipment. Late Charges shall accrue with respect to any amounts payable under this Section for as long as such amounts remain outstanding, and shall be paid by Company upon demand. No right or remedy is exclusive and each may be used successively and cumulatively. Any failure to exercise the rights granted hereunder upon any Default or Event of Default shall not constitute a waiver of any such right. The execution of a Schedule shall not constitute a waiver by Agent of any pre-existing Event of Default. With respect to any disposition of any Equipment or Collateral, (i) Agent shall have no obligation, subject to the requirements of commercial reasonableness, to clean-up or otherwise prepare the same for disposition, (ii) Agent may comply with any applicable law in connection with any such disposition, and any actions taken in connection therewith shall not be deemed to have adversely affected the commercial reasonableness of any disposition thereof, (iii) Agent may disclaim any title or other warranties in connection with any such disposition, and (iv) Company shall remain responsible for any deficiency remaining after Agent’s exercise of its remedies and application of any funds or credits against Company’s obligations under any Schedule, and Agent shall return to Company or any party legally entitled thereto any excess after such application.

17.	ASSIGNMENT. (a) Company shall not assign any interest under this Agreement, any Schedule, or any Equipment Financing Documents (except to a Company). (b) Agent may from time to time without notice to Company grant a security interest in any Equipment Financing Documents. (c) Agent or Lenders may assign their rights hereunder to another entity (an “Assignee”) provided that, so long as no Event of Default has occurred and is continuing, Agent or Lenders must provide at least ten (10) business days’ written notice of such assignment to a third party that is not an affiliate, to the Parent and obtain Parent’s written consent (which shall not be unreasonably withheld or delayed). For the avoidance of doubt, Agent or Lenders may assign their rights hereunder, or grant participations herein, to any affiliate of Agent or Lenders so long as promptly after the assignment Agent or Lenders provide written notice therein, and at any time an Event of Default has occurred and is continuing, Agent or Lenders may assign their right hereunder to any third party without restriction and without notice or consent. Company shall not assert against any Assignee any Abatement or Claim that Company may have against Agent. Upon the request of Agent or any Assignee, Company shall (i) execute and deliver to Agent or to such Assignee an acknowledgment of the Assignment in form and substance reasonably satisfactory to the requesting party, an insurance certificate and such other documents and assurances reasonably requested by Agent or Assignee, and (ii) comply with all other reasonable requirements of any such Assignee in connection with any such Assignment. Upon such Assignment and except as may otherwise be provided herein, all references to “Agent” in this Agreement or in any Equipment Financing Documents, shall include such Assignee. (d) Subject always to the foregoing, this Agreement and any Equipment Financing Documents shall inure to the benefit of, and are binding upon, Company, Agent’s, and Lenders’ successors and assigns. Without limitation the foregoing, Trinity hereby assigns to the Company any and all of Trinity’s rights as a Purchaser of any Equipment and any and all rights as against any Supplier.

18.	MISCELLANEOUS. (a) This Agreement, each Schedule hereto, the Equipment Financing Documents and any commitment letter between the parties, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall not be amended or modified in any manner except by a document in writing executed by each party hereto; (b) In the event of any inconsistency between this Agreement and any Schedule, the terms of such Schedule shall control as to the Equipment listed on such Schedule. (c) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The representations, warranties and agreements of Company herein shall be deemed to be continuing and to survive the execution and delivery of this Agreement, each Schedule and any other Equipment Financing Documents. With respect to each Schedule, the obligations of Company under this Agreement which have accrued but not been fully satisfied, performed or complied with prior to the expiration or earlier cancellation or termination of such Schedule, shall survive the expiration or earlier cancellation or termination thereof. This Agreement and all Schedules hereunder shall terminate, and all Liens hereunder shall be terminated, at the request of AST & Science, LLC, upon the termination of all Schedules theretofore executed in accordance with the terms thereof, Upon such termination, Agent shall terminate all UCC-1s and other security documents in connection herewith, (d) All of Company’s obligations hereunder and under any Schedule shall be performed at Company’s sole expense. Company shall reimburse Agent promptly upon demand for all expenses incurred by Agent in connection with this Agreement or any Schedule, including, with respect to the preparation and documentation of the Equipment Financing Documents prior to the Effective Date, reasonable attorney(s) fees, due diligence fees, and appraisal fees and costs. If Company fails to perform any of its obligations with respect to a Schedule, Agent shall have the right, but shall not be obligated, to affect such performance, and Company shall reimburse Agent, upon demand, for all expenses incurred by Agent in connection with such performance. Agent’s effecting such compliance shall not be a waiver of Company’s default. All amounts payable under this Section, if not paid when due, shall be paid to Agent together with interest thereon at the Late Charge Rate. (e) Company irrevocably appoints Agent as Company’s attorney-in-fact (which power shall be deemed coupled with an interest) to execute, endorse and deliver any documents and checks or drafts relating to or received in payment for any loss or damage under the policies of insurance required by this Agreement, but only to the extent that the same relates to the Equipment. (f) AGENT, LENDERS AND COMPANY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH COMPANY AND/OR AGENT OR LENDERS MAY BE PARTIES ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT. (g) All notices (excluding billings and communications in the ordinary course of business) hereunder shall be in writing, personally delivered, delivered by overnight courier service, sent by electronic mail, or sent by certified mail, return receipt requested, addressed to the other party at its respective address stated below the signature of such party or at such other address as such party shall from time to time designate in writing to the other party; and shall be effective from the date of receipt. (h) This Agreement shall not be effective unless and until accepted by execution by an officer of Agent. THIS AGREEMENT AND ALL OF THE OTHER EQUIPMENT FINANCING DOCUMENTS, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ARIZONA (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF THE STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE EQUIPMENT. Any action or proceeding arising out of or relating to this Agreement may be commenced in any state or Federal court in the State of Arizona, and agree that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to it at the mailing address below Company’s signature, or as it may provide in writing from time to time, or as otherwise provided under the laws of the State of Arizona. (i) This Agreement and all of the other Equipment Financing Documents may be executed in counterparts. (j)[Reserved]. (k) Company acknowledges that Trinity Capital Inc. has elected to be regulated as a business development company under the Investment Company Act of 1940, and as such is required to make available significant managerial assistance to its portfolio companies. Significant managerial assistance may include, but is not limited to, guidance and counsel concerning the portfolio company’s management, operations, business objectives and policies, arrangement of financing, management of relationships with financing sources, recruitment of management personnel and evaluation of acquisition and divestiture opportunities. Company hereby acknowledges and agrees that it may request such assistance at any time from Trinity Capital Inc. while it remains a Lender, by contacting the portfolio manager designated by Trinity Capital Inc.

19.	DEFINITIONS AND RULES OF CONSTRUCTION. (a) The following terms when used in this Agreement or in any of the Equipment Financing Documents have the following meanings: (1) “affiliate”: with respect to any given person, shall mean (i) each person that directly or indirectly owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, five (5) percent or more of the voting stock, membership interest or similar equity interest having ordinary voting power in the election of directors or managers of such person, (ii) each person that controls, is controlled by, or is under common control with, such person, or (iii) each of such person’s officers, directors, members, joint venturers and partners. For the purposes of this definition, “control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; (2) “applicable law” or “law”: any law, rule, regulation, ordinance, order, code, common law, interpretation, judgment, directive, decree, treaty, injunction, writ, determination, award, permit or similar norm or decision of any governmental authority; (3) “AS IS, WHERE IS”: AS IS, WHERE IS, without warranty, express or implied, with respect to any matter whatsoever; (4) “Commitment” means, with respect to each Lender, the obligation of such Lender under the terms and conditions of this Agreement to fund its Proportionate Share of Schedules, which commitment is opposite such Lender’s name on Addendum 1 under the caption “Commitment”, as such addendum may be amended from time to time. The aggregate Commitments hereunder are equal to the amount of the Conditional Commitment set forth in Section 1(a); (5) “business day”: any day, other than a Saturday, Sunday, or legal holiday for commercial banks under the laws of the state of the Agent’s notice address; (6) “governmental authority”: any federal, state, county, municipal, regional or other governmental authority, agency, board, body, instrumentality or court, in each case, whether domestic or foreign; (7) “hazardous material”: means any chemical, compound, materials, substance or other matter that: (i) is a flammable explosive, asbestos, radioactive materials, nuclear medicine materials, drug, vaccine, bacteria, virus, hazardous waste, toxic substance, petroleum product, or related injurious or potentially injurious material, whether injurious or potentially injurious by itself or in combination with other materials; (8) “Lenders” means the banks and/or other financial institutions or entities from time to time parties to this Agreement as lenders. Each Lender shall have all of the rights and obligations of a Lender under the Equipment Financing Documents with respect to its Proportionate Share, including, without limitation, each Lender shall have the rights under any Warrant or Participation Rights Agreement given in connection with any Schedule with respect to which Lenders have contributed their Proportionate Share of the Draw; (9) “person”: any individual, corporation, limited liability entity, partnership, joint venture, or other legal entity or a governmental authority, whether employed, hired, affiliated, owned, contracted with, or otherwise related or unrelated to Company or Agent; (10) “proportionate share” means, with respect to any Lender under a Schedule, the percentage obtained by dividing (a) the amount of the Draw funded by that Lender under the Schedule by (b) the total amount of the Draw funded by all Lenders under the Schedule; and (11) “UCC” or “Uniform Commercial Code”: the Uniform Commercial Code as in effect in the State or in any other applicable jurisdiction.

20.	PUBLICITY. Subject to Company’s prior written consent (which may be granted or withheld in Company’s reasonable discretion) Agent may disclose to others and include on or in its website, brochures and other marketing materials information consisting of “tombstone-like” statements about this transaction that mention Company and may use Company’s logo and the amount of the funding provided by Agent to Company. Such information shall not include any proprietary or confidential information of Company. Upon such consent, Company grants Agent permission to make reference to Company in its marketing materials referenced in this Section 19, unless otherwise notified by Company in writing, and in each case, subject to the Company’s applicable guidelines for such use. Company hereby grants Agent the right to include the following information about this transaction: the Company’s name, the type of investment, principal amount, interest rate and maturity date, in Agent’s periodic reports with the Securities and Exchange Commission (“SEC”), and to file a copy of the Equipment Financing Documents, in each case, to the extent required by SEC rules and regulations.

Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its auditors and to its affiliates in connection with this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any governmental authority purporting to have jurisdiction over such Person (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under any other Equipment Financing Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any permitted assignee of or participant in any of its rights or obligations under this Agreement, or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Company or Parent. For purposes of this Section, “Information” means all information received from the Company or Parent relating to the Company or Parent, or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or Parent, as applicable. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Parent, the Company and their respective subsidiaries, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable laws, including Securities Laws and state securities laws.

Notwithstanding the foregoing, unless specifically prohibited by applicable law or court order, each of the Agent and Lender shall, prior to disclosure thereof, notify the Borrowers of any request for disclosure of any such non-public information by any governmental authority or representative thereof or pursuant to legal process.

21.	AGENT AND LENDER TERMS.

a.	Each Lender hereby irrevocably appoints Trinity to act on its behalf as the Agent hereunder and under the other Equipment Financing Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

b.	Each Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), according to its respective Proportionate Share of all Purchased Schedules in effect on the date on which indemnification is sought under this Addendum 1, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, any of the other Equipment Financing Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing. The agreements in this Section shall survive the payment of the Schedule and all other amounts payable hereunder.

c.	Agent in Its Individual Capacity. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

d.	Exculpatory Provisions. The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not:

i.	be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;

ii.	have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Equipment Financing Documents that the Agent is required to exercise as directed in writing by the Lenders, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Equipment Financing Document or applicable law; and

iii.	except as expressly set forth herein and in the other Equipment Financing Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.

e.	The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lenders or as the Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

f.	The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Equipment Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Equipment Financing Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

g.	Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of this Agreement or any of the other Equipment Financing Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Equipment Financing Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement and the other Equipment Financing Documents at the request or direction of the Lenders unless Agent shall have been provided by the Lenders with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Master Equipment Financing Agreement to be duly executed as of the day and year first above set forth.

“Agent”		“Company”

TRINITY CAPITAL INC., a Maryland corporation		AST & SCIENCE, LLC, a Delaware limited liability company By: AST SpaceMobile, Inc., its Managing Member

By:	/s/ Sarah Stanton	By:	/s/ Abel Avellan
Name:	Sarah Stanton	Name:	Abel Avellan
Title:	General Counsel and Chief Compliance Officer	Title:	Chief Executive Office
		Email:	legal@ast-science.com
1 North 1st Street, Suite 302		Federal Tax ID Number: 82-1809225
Phoenix, AZ 85004
Phone:480-374-5350
Email: legal@trincapinvestment.com
AST & SCIENCE TEXAS LLC, a Texas limited liability company
“Lender(s)”
		By:	/s/ Abel Avellan
TRINITY CAPITAL INC., a Maryland corporation		Name:	Abel Avellan
		Title:	Manager
By:	/s/ Sarah Stanton	Email: legal@ast-science.com
Name:	Sarah Stanton	Federal Tax ID Number: 83-3435101
Title:	General Counsel and Chief Compliance Officer

1 North 1st Street, Suite 302		AST SPACEMOBILE MANUFACTURING, LLC,
Phoenix, AZ 85004		a Texas limited liability company
Email: legal@trincapinvestment.com
		By:	/s/ Abel Avellan
EPT 16 LLC, a Delaware limited liability company		Name:	Abel Avellan
		Title:	Manager
By:	/s/ Sarah Stanton	Email: legal@ast-science.com
Name:	Sarah Stanton	Federal Tax ID Number: 92-2043887
Title:	General Counsel and Chief Compliance Officer

[SIGNATURE PAGE TO MASTER EQUIPMENT FINANCING AGREEMENT]

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